UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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ZION OIL & GAS, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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ZION OIL & GAS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The annual meeting of stockholders of ZION OIL & GAS, INC., a Delaware corporation (the "Company"), will be held at the Dan Caesarea Hotel in Caesarea, Israel on Monday, June 23, 2008, at 2:00 p.m. (local time), for the following purposes:

(1) To elect three directors of the Company as Class III directors of the Company to serve for a term of three years;

(2) To amend the Company's certificate of incorporation to increase the number of shares of common stock, par value $.01 per share, that the Company is authorized to issue from 20 million to 30 million;

(3) To ratify the appointment of Somekh Chaikin, Certified Public Accountants (Isr.), a member of KPMG International as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2008;

(4) To consider and act upon such other matters as may properly come before the meeting.

A complete list of stockholders entitled to vote at the meeting will be available for examination at the offices of the Company at 6510 Abrams Road, Suite 300, Dallas, Texas 75231, for ten (10) days prior to the meeting. Only stockholders of record at the close of business on April 29, 2008 are entitled to vote at the meeting.

You are requested to fill in, date and sign the enclosed proxy, which is solicited by the Board of Directors of the Company, and to mail it promptly in the enclosed envelope.

By order of the Board of Directors,

/s/ Richard Rinberg

RICHARD RINBERG
Chief Executive Officer

Dallas, Texas
May 8, 2008

ZION OIL & GAS, INC.

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

June 23, 2008

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the " Board of Directors " or the " Board ") of ZION OIL & GAS, INC. (the " Company ") to be used at the annual meeting of stockholders of the Company which will be held at the Dan Caesarea Hotel in Caesarea, Israel on Monday, June 23, 2008, at 2:00 p.m. (local time), and at any adjournments thereof. All references in this Proxy Statement to the "Company," "we," "us," and "our" refer to Zion Oil & Gas, Inc.

Only stockholders of record at the close of business on April 29, 2008, are entitled to notice and vote at the meeting. On April 29, 2008, there were outstanding 10,120,893 shares of common stock, $.01 par value (the " Common Stock "). Holders of Common Stock of record at the close of business on April 29, 2008, will be entitled to one vote for each share of Common Stock then held.

To have a valid meeting of the stockholders, a quorum of the Company's stockholders is necessary. A quorum shall consist of a majority of the shares of the Common Stock issued and outstanding and entitled to vote on the record date present in person or by proxy at the annual meeting. Except for certain irrevocable proxies granted pursuant to certain Voting Agreements described below, stockholders who execute proxies retain the right to revoke them at any time by notice in writing to the Secretary of the Company, by revocation in person at the meeting or by presenting a later-dated proxy. Unless so revoked, the shares represented by proxies will be voted at the meeting. The shares represented by the proxies solicited by the Board of Directors of the Company will be voted in accordance with the directions given therein, but if no direction is given, such shares will be voted FOR the election of the named director nominees, FOR the increase in the number of shares of common stock that the Company is authorized to issue from time to time and FOR the appointment of Somekh Chaikin, Certified Public Accountants (Isr.), a member of KPMG International ("KPMG Somekh Chaikin").

Stockholders vote at the meeting by casting ballots (in person or by proxy) that are tabulated by a person who is appointed by the Board of Directors before the meeting to serve as inspector of election at the meeting and who has executed and verified an oath of office. Abstentions and broker "non-votes" are included in the determination of the number of shares present at the meeting for quorum purposes. The affirmative vote of (i) a plurality of the shares present at the meeting and entitled to vote on the subject matter is required to elect the director nominees to the Board of Directors, (ii) the affirmative vote of a majority of the shares issued and outstanding is required for approval of the increase in authorized Common Stock and (iii) a majority of the shares present at the meeting and entitled to vote on the subject matter is required to ratify the selection of KPMG Somekh Chaikin as the Company's independent registered public accounting firm. Abstentions will count as a vote against the proposals, other than the election of directors. Broker "non-votes" are not counted in the tabulations of the votes cast on any of the proposals. Abstentions will not have an effect on the election of directors because directors are elected by a plurality of the votes cast. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. If you hold shares in a brokerage account, then:

* With respect to the election of directors, your broker is entitled to vote your shares on these matters if no instructions are received from you. Abstentions may not be specified as to the election of directors, but you may withhold your vote as to any nominee.

* With respect to the increase in authorized shares of Common Stock and ratification of the appointment of independent public accountants, your broker is entitled to vote your shares on these matters if no instructions are received from you. Abstentions will be counted as votes against the increase in authorized shares of Common Stock but are not considered votes cast and, therefore, will be counted neither for nor against ratification of the appointment of independent public accountants.

Adjournment of the annual meeting may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made at any time by stockholders representing a majority of the votes present in person or by proxy at the meeting whether or not a quorum exists, without further notice other than by announcement made at the meeting.

The principal corporate offices of the Company are located at 6510 Abrams Road, Suite 300, Dallas, Texas 75231. The approximate date on which this Proxy Statement and the enclosed form of proxy will be first sent or given to stockholders will be May 8, 2008.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of the close of business on April 28, 2008, concerning shares of our common stock beneficially owned by: (i) each director; (ii) each named executive officer; (iii) all directors and executive officers as a group; and (iv) each person known by the Company to own beneficially more than 5% of the outstanding shares of common stock.

In accordance with the rules of the SEC, the table gives effect to the shares of common stock that could be issued upon the exercise of outstanding options and warrants within 60 days of April 28, 2008. Unless otherwise noted in the footnotes to the table and subject to community property laws where applicable, the following individuals have sole voting and investment control with respect to the shares beneficially owned by them. We have calculated the percentages of shares beneficially owned based on 10,120,893 shares of common stock outstanding at April 28, 2008.

The address of John M. Brown, Glen H. Perry, James Barron, Robert Render, Paul Oroian, Kent S. Siegel, Forrest A. Garb and William H. Avery is 6510 Abrams Rd., Suite 300, Dallas, TX 75231. The address of Richard J. Rinberg, Philip Mandelker and Yehezkel Druckman is 15 Bareket St., Caesarea Industrial Park, 38900 Israel. Eugene A. Soltero's address is 7127 Hillgreen Dr., Dallas, TX 75214 and Ralph F. DeVore's address is 13838 Pickford Knolls, Houston, TX 77041.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
John M. Brown	3,526,565	(1)	34.8%
Richard J. Rinberg	361,833	(2)	3.6%
Glen H. Perry	568,333	(3)	5.6%
Philip Mandelker	502,583	(4)	5.0%
William Avery	281,334	(5)	2.8%
Martin Van Brauman	27,820	(6)	*
Sandra Green	7,882	(7)	*
Robert Render	103,000	(8)	1.0%
James A. Barron	135,572	(9)	1.3%
Kent S. Siegel	41,225	(10)	*
Paul Oroian	32,471	(11)	*
Yehezkel Druckman	25,000	(12)	*
Forrest A. Garb	25,000	(12)	*
Eugene A. Soltero	465,439	(13)	4.6%
Ralph F. DeVore	698,280	(14)	6.9%
All directors and executive officers as a group (13 members)	4,368,618	(15)	42.5%

* Less than 1%.

(1)
Includes 2,949,065 shares of common stock owned by others for which Mr. Brown holds voting proxies, including 100,000 shares owned by his wife, 364,031 shares owned by Mr. Soltero, 460,000 shares owned by Mr. Mandelker and a trust for his family, 400,000 shares owned by Mr. Perry, 210,000 shares owned by Mr. Avery, 50,000 shares owned by Mr. DeVore and 200,000 shares issued to a trust company for the benefit of Mr. Rinberg.

(2)
Includes (a) 10,000 shares owned by Mr. Rinberg's wife; (b) 200,000 shares issued to a trust company for the benefit of Mr. Rinberg; and (c) employee stock options awarded under the Zion 2005 Stock Option Plan to purchase 20,000 shares of common stock at $0.01 par share through Dec. 3, 2017.

(3)
Includes (a) 124,833 of shares owned by a person with whom Mr. Perry shares a residence, of which Mr. Perry disclaims beneficial ownership and over 50,000 of which Mr. Brown has voting control; and (b) 400,000 shares over which Mr. Brown has voting control.

(4)
Includes (a) 1,500 shares owned by Mr. Mandelker's wife; (b) 2,000 shares in the aggregate owned by Mr. Mandelker's adult children sharing his residence; (c) 400,000 shares owned by a trust for Mr. Mandelker and his family over which Mr. Brown has voting control; and (c) 60,000 additional shares over which Mr. Brown has voting control.

(5)
Includes (a) 12,000 shares owned by Mr. Avery's mother over which Mr. Avery holds a power of attorney and of which Mr. Avery disclaims beneficial ownership; (b) 210,000 shares over which Mr. Brown has voting control; and (c) employee stock options awarded under Zion’s 2005 Stock Option Plan to purchase 40,000 shares of common stock at $0.01 per share through Dec. 3, 2017.

(6)	Includes 1,000 shares owned by Mr. Van Brauman’s adult child who shares his residence, in which Mr. Van Brauman disclaims beneficial interest.

(7)	Includes employee stock options awarded under Zion’s 2005 Stock Option Plan to purchase 3,882 shares of common stock at $0.01 per share through Dec. 3, 2017.

(8)	Includes (a) 96,000 shares owned by a trust controlled by Mr. Render (the "Render Trust"); and (b) 7,000 shares owned by Mr. Render's wife.

(9)
Includes (a) 45,000 shares held by trusts for Dr. Barron's children, in which shares Dr. Barron disclaims beneficial interest; and (b) 46,000 shares owned by a ministry of which Dr. Barron is president and a director, and in which shares Dr. Barron disclaims any beneficial interest.

(10)	Includes (a) a warrant to purchase 25,000 shares of common stock through December 31, 2008 at $5.00 per share; and (b) 7,725 shares held by Mr. Siegel's wife, of which Mr. Siegel disclaims ownership.

(11)	Includes a warrant to purchase 25,000 shares of common stock through December 31, 2008 at $5.00 per share.

(12)	Includes a director’s stock option, awarded under the Zion 2005 Stock Option Plan to purchase 25,000 shares of common stock at $5.00 per share through December 31, 2008.

(13)	Includes 364,031 shares over which Mr. Brown has voting control. In March 2007, Mr. Soltero who had been our CEO, resigned from all positions held with our company.

(14)
Based on information in Schedule 13G filed on February 14, 2008. Includes (a) 493,264 shares owned by others for which Mr. DeVore holds voting proxies; and (b) 50,000 shares over which Mr. Brown has voting control.

(15)	Includes all shares noted in notes 1-12 above;

Voting Agreements

As of the record date, our Founder and Chairman John M. Brown and Ralph F. DeVore hold proxies to vote the shares of Common Stock of some of the Company's stockholders. Including his own shares of Common Stock, Mr. Brown holds 30.7% of the voting rights of the Company. Excluding shares controlled by Mr. Brown, Mr. DeVore holds 6.9% of the Company's currently outstanding voting rights. The ability of Mr. Brown to exercise significant control over the Company may discourage, delay or prevent a takeover attempt that a stockholder might consider in his or her best interest and that might result in a stockholder receiving a premium for his or her Common Stock. Also, Mr. Brown and Mr. DeVore (if they vote the same way) may have the ability to:

1. control the vote of most matters submitted to the Company's stockholders, including any merger, consolidation or sale of all or substantially all of the Company's assets;

2. elect all of the members of the Company's Board;

3. prevent or cause a change in control of the Company; and

4. decide whether to issue additional Common Stock or other securities or declare dividends.

Some of the shares of Common Stock owned by officers and directors of the Company are not subject to the proxies held by Mr. Brown. When those shares are added in, as of April 11, 2008, the Company's management (which does not include Mr. Soltero or Mr. DeVore) holds 41.5% of the voting control of the Company.

Section 16(a) Beneficial Ownership Reporting Compliance

Based upon a review of the filings furnished to the Company pursuant to Rule 16a-3(e) promulgated under the Exchange Act, and on representations from its executive officers and directors and persons who beneficially own more than 10% of the Common Stock, all filing requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended, were complied with in a timely manner during the fiscal year ended on December 31, 2007, except the following:

Reporting Person	Form Type	Transaction	Form Due Date	Form Filed Date
Edwin L. Johnson	3	Initial	Dec.29, 2006	Feb. 14, 2008 (1)
Ronald Lichtman (2)	3	Initial	Dec.29, 2006	-
Jean Bowles (2)	3	Initial	Dec.29, 2006	-
Carla Moore (2)	3	Initial	Dec.29, 2006	-

Karen Soltero	4	Sale of 7,000	Jan.13, 2007	Feb.14, 2007
	4	Sale of 6,000	Jan.14, 2007	Feb.14, 2007
	4	Sale of 9,755	Jan.31, 2007	Feb.14, 2007

Mike Berger	4	Sale of 700	Jan.12, 2007	Feb.14, 2007
	4	Purchase of 200	Jan.21, 2007	Feb.14, 2007
	4	Purchase of 600	Feb. 6, 2007	Feb.14, 2007

Marsha Coleman	4	Sale of 1,500	Jan.12, 2007	Feb.15, 2007

Glen Perry	4	Purchase of 22,500	May 15, 2007	May 23, 2007

William H. Avery	4	Option Award	Dec. 6, 2007	Dec. 7, 2007

Sandra Green	3	Initial	July 10, 2007	July 19, 2007
	4	Option Award	Dec. 6, 2007	Dec.7, 2007

David Patir	4	Sale of 100	Nov. 9, 2007	Nov.14, 2007
	4	Sale of 2,322	Nov.12, 2007	Nov.14, 2007
	4	Sale of 528	Nov.13, 2007	Nov.14, 2007

Martin Van Brauman	3	Initial	July 10, 2007	July 19, 2007

Darwin K. Pratt	4	Sale of 15,000	June 19, 2007	June 20, 2007

Jane Anderson & Tamara Trzcinski	4	Sale of 18,200	June 25, 2007	July 3, 2007

Eliezer Kashai	4	Sale of 2,420	Nov.30, 2007	Jan.9,2008 (3)
	4	Sale of 1,692	Dec. 3, 2007	Jan.9, 2008 (3)
	4	Sale of 2,598	Dec. 4, 2007	Jan.9,2008 (3)
	4	Sale of 2,535	Dec. 5, 2007	Jan.9, 2008 (3)

James A. Barron	4	Purchase of 572	May 25, 2007	Jan. 30, 2008

Nicole Ramdeen	4	Sale of 5,000	Jan. 11, 2007	Feb. 11, 2008 (1)
	4	Sale of 1,000	Feb 13, 2007	Feb. 11, 2008 (1)
	4	Sale of 1,000	Mar. 21, 2007	Feb. 11, 2008 (1)
	4	Sale of 1,500	Apr. 3, 2007	Feb. 11, 2008 (1)

Roger Pratt	4	Sale of 3,300	Mar. 26, 2007	Feb. 11, 2008 (1)
	4	Sale of 100	Aug. 2, 2007	Feb. 11, 2008 (1)
	4	Sale of 582	Aug. 3, 2007	Feb. 11, 2008 (1)
	4	Sale of 1,500	Aug. 8, 2007	Feb. 11, 2008 (1)
	4	Sale of 900	Aug. 10, 2007	Feb. 11, 2008 (1)
	4	Sale of 3,500	Aug. 21, 2007	Feb. 11, 2008 (1)

(1)	Filed on Form 5

(2)	As of the date hereof, a Form 3 has not been filed with the SEC.

(3)
These sales were initially reported by the end of the second business day following the transaction, except that due on Nov. 30, 2007 which was reported on the next following business day. The transactions, however, were inadvertently reported in the name of a person other than the beneficial owner of the shares. The mistake was corrected on January 9, 2008.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

There have been no material transactions between us and any of our directors, officers, including nominees for director, except as described in the following paragraphs. Where noted, the transactions below were on terms at least as favorable as could be obtained through arm's length negotiations with third parties. Our Audit Committee Charter provides that our Audit Committee shall review for potential conflict of interest situations on an ongoing basis, shall approve all "related party transactions" required to be disclosed under SEC regulations or otherwise subject to approval by an independent body of our Board under AMEX requirements.

In early 2002, we borrowed $51 thousand under a loan facility with Cimarron Resources, Inc, which is owned by Eugene Soltero, our former chief executive officer who resigned from our employment in March 2007. Cimarron obtained the monies to lend us through a loan facility with Bank One (now Chase Bank, N.A.) (the "Bank One Facility"). The interest charged to us was the Cimarron's interest cost which accrued at Bank One's prime rate (8.25% at December 31, 2006) plus 2.5%. The note was due on the earlier of: (a) 30 days following the closing of our initial public offering; (b) the determination by our Board that we had raised funds in sufficient amounts to enable us to conduct operations prior to the closing of an initial public offering without need for recourse to the loan facility; or (c) the date or dates the principal amount of the monies advanced to Cimarron under the Bank One facility was due. At the time the terms of the Bank One facility to Cimarron were amended, the terms of Cimarron's loan facility to us were amended to convert the loan principal outstanding on September 30, 2003 of $50 thousand into a 100 month term loan repayable monthly commencing November 15, 2003 in $500 increments, with Cimarron having the option commencing January 15, 2005 to call the loan in whole or in $5 thousand increments on 30 days notice. In connection with the conversion of the Cimarron loan to us to a 100 month term loan, an option which had been granted to Cimarron to convert $50 thousand of the loan principal into 50,000 shares of Common Stock was severed from the note and became a stand-alone option allowing Cimarron to purchase 50,000 shares of Common Stock at $1.00 per share for cash or other consideration. The initial option was granted at the price at which shares were being sold to unrelated third parties at the time of the grant and was valued at $21 thousand. Effective September 30, 2003, Cimarron exercised the option in consideration for the forgiveness of $50 thousand of accounts payable. Cimarron transferred the shares to Mr. Soltero. As of December 1, 2005, the terms of the Cimarron loan facility were amended to provide that the option to call the loan in whole or in $5 thousand increments was deferred to July 31, 2007. As of December 31, 2006, the outstanding balance of the note was $32 thousand. The cost to us of the loan from Cimarron was exactly the same as Cimarron's cost of obtaining the funds from Bank One, an unrelated third party. The loan was repaid in full on January 18, 2007.

Effective October 1, 2004, Ms. Karen Soltero, Mr. Eugene Soltero's daughter, was retained on a part time basis as Director of Marketing/Investor & Public Relations at an annual salary of $48 thousand, increased during April 2005 to $60 thousand. Ms. Soltero left our employ on March 31, 2007. While in our employ, Ms. Soltero reported to Mr. Brown our Chairman. Ms. Soltero holds a Master of Business Administration with concentration in Marketing and Strategy from the Peter F. Drucker School of Management at Claremont University and a Bachelor of Arts degree (Cum Laude) in Theatre Arts from UCLA. Ms. Soltero's employment as our Director of Marketing/Investor & Public Relations was reviewed and approved by the Audit Committee. Prior to her employment as Director of Marketing/Investor & Public Relations, from January through September 2004, Ms. Soltero served as a consultant to us in the capacity of Manager of Stockholder Relations for an hourly fee of $35. During this eight-month period, Ms. Soltero was paid $24 thousand in consulting fees. From November 2001 through December 2003, Ms. Soltero periodically provided us with marketing services, including web site design, brochure design, document rewriting and Edgarizing services, at an hourly rate of $25-$35. During this 26-month period she was paid approximately $16 thousand by the Company. On September 28, 2004, in recognition for her services in connection with our attempted Initial Public Offering which terminated on August 30, 2004, the Board awarded Ms. Soltero a deferred bonus of $10 thousand to be paid in cash or shares of Common Stock of the Company valued at $4.00 per share to be paid at such time as management deemed it appropriate, provided that, if paid in shares of stock, the shares could be legally issued without limiting our ability to benefit from exemptions from registration under the securities laws. On March 13, 2006, the deferred bonus was increased to $18 thousand to be paid in cash no later than December 31, 2006 and the option for payment in shares was cancelled, provided that Ms. Soltero retained the right (but not the obligation) to subscribe for shares in our open public offering in exchange for all or any part of the deferred bonus. On January 12, 2007, the deferred bonus was paid to Ms. Soltero.

Effective November 1, 2005, Mr. Rinberg was elected our President. In connection with this appointment, the Board, on October 27, 2005, authorized our Chairman and the Chief Executive Officer to negotiate a two-year retention agreement commencing November 1, 2005 (the "Rinberg Agreement") subject to Audit Committee review and approval and ratification by the Board. The principal element of compensation was the award of 200,000 shares of Common Stock (the "Rinberg Shares"), subject to certain pro-rated vesting requirements over the two-year retention period and voting agreement requirements. The Audit Committee approved the Rinberg Agreement on May 22, 2006 and the Board ratified such approval, following which and under the terms of the agreement, the Rinberg Shares were issued to ESOP Trust Company for Mr. Rinberg's benefit. We valued the transaction at $500 thousand, or $2.50 per share, which valuation has been supported by a report dated April 28, 2006, prepared by Hill, Schwartz, Spilker, Keller, LLC. The transaction was accounted for each month as payment for compensation at $20,833 per month for the twenty-four months commencing November 2005 through October 2007. We also paid the fees for certain tax advisory and related services to Mr. Rinberg in connection with his retention in the amount of $6 thousand.

The $2.50 per share valuation was 50% of the $5.00 per share price at which we issued shares (the "SAPP Shares") in our Second Accredited Private Placement that was completed on October 24, 2005. This discount was deemed justified due to the substantially greater restrictions to which the Rinberg Shares, as opposed to the SAPP Shares, were subject to:

1. Under relevant provisions of Israeli law, the Rinberg Shares were issued to, and will be held in the name of, a third party trustee for a period of between one and two years. During this period the shares may not be transferred, sold or used as collateral for loans without substantial adverse tax effects to Mr. Rinberg. The SAPP Shares, on the other hand, were issued to, and held in, the names of the direct purchasers. The SAPP Shares could also be immediately sold or otherwise transferred or used as loan collateral, provided only that such sale, transfer or hypothecation qualifies for an exemption under the U.S. securities laws.

2. For a 24-month period beginning November 1, 2005, the Rinberg Shares were subject to pro-rated repurchase by us at $0.01 per share if Mr. Rinberg left his position with us prior to November 1, 2007.

3. All of the Rinberg Shares are subject to a voting agreement granting an irrevocable proxy to Mr. John Brown through November 1, 2010, whereas none of the SAPP Shares have any voting restrictions.

In February 2003, the Board of Directors voted to accept an offer by Ms. Irith Rappaport, a stockholder of the Company sharing a residence with Mr. Glen H. Perry, a director and, at the time, our Executive Vice President, to advance the sum of up to $100 thousand, subject to the payment of a commitment fee in the form of 1,000 shares of preferred stock and a warrant (to purchase 5,000 shares of Common Stock at $1.50 per share through December 31, 2004) valued at $10 thousand, to her or her designees. Monies advanced under this facility bore interest at the rate of 10% per annum and were originally due on February 28, 2004, which date was subsequently extended to December 31, 2004. On December 9, 2004, the due date was extended to June 30, 2005, in consideration for which Ms. Rappaport was granted the option to convert monies outstanding under the facility into our equity securities in increments of $5 thousand (a "unit"), each unit being convertible into 1,250 shares of Common Stock and warrants to purchase 500 shares of Common Stock at $5.00 per share at any day through December 31, 2006. The option was valued at $10 thousand. On June 30, 2005, the note was extended to December 31, 2005. The extension of the conversion option was valued at $21 thousand. As of December 1, 2005, the note was further extended to the earlier of (a) July 31, 2006 provided that, if by July 31, 2006, we had not closed a public offering in an aggregate minimum amount which provided us proceeds from the offering of at least $2,500 thousand, such date could be further extended by mutual agreement of the parties or (b) at such time or times as in the opinion of the our directors, funds available to us so permit. The extension of the conversion option was valued at $22 thousand. On July 31, 2006, the note was further extended to a date 15 days following the initial closing of our initial public offering (which occurred on December 29, 2006; in connection with this extension, the interest rate on the facility was increased to 12% per annum and Ms. Rappaport's option to convert monies outstanding under the facility to equity securities was mutually cancelled. On July 31, 2006, there was $75 thousand principal balance outstanding under the facility. The Rappaport loan was repaid in full on January 17, 2007.

Through May 31, 2007 and November 30, 2007, respectively, Philip Mandelker and William H. Avery were paid (and/or payments accrued) as consultants for providing services to us. The amounts paid to Mr. Mandelker through December 31, 2007 are set forth in the "Summary Compensation Table" at page 42 above. Mr. Patir was retained as a consultant commencing July 1, 2005 at the rate of $7 thousand per month for July through September 2005, and for October through December 2005, at the rate of $10 thousand per month. Portions of the amounts above are also separately reflected in the notes to the financial statements because they were allocated to financing costs or professional fees that require special accounting treatment.

For such period as Philip Mandelker rendered services as a consultant, we paid a monthly fee of $2.5 thousand to Adam Law Offices, the law firm of which Mr. Mandelker was Of Counsel prior to his employment by the company commencing on June 1, 2007, for office and secretarial services. Mr. Mandelker has no economic interest in Adam Law Offices nor any interest in the fee paid by us to Adam Law Offices.

We have extended no loans to and provided no loan guarantees in connection with extension of credit to our officers, directors, employees or promoters.

EXECUTIVE COMPENSATION

Executive Officer Compensation

The following table sets forth information for the fiscal year ended December 31, 2007 concerning compensation of (i) all individuals serving as our principal executive officer during the fiscal year ended December 31, 2007 and (ii) the two other most highly compensated employees who were serving as executive officers as of December 31, 2007 and whose total compensation exceed $100,000 (collectively, the “Named Executive Officers”).

Name and Principal Position	Year	Salary		Bonus		All Other Compensation		Total
		US$ (thousands)
Richard J. Rinberg, Chief Executive Officer	2007	254	(1)	—		—		254
	2006	250	(2)			6	(3)	250

Glen H. Perry, President and Chief Operating Officer	2007	204	(4)	—		203	(5)	407
	2006	200	(4)			24	(6)	224

Philip Mandelker, Executive Vice President and Secretary	2007	200	(7)	100	(8)	62	(9)	362
	2006	150	(7)			12	(10)	162

Eugene A. Soltero , Chief Executive Officer (11)	2007	63		—		357	(12)	420
	2006	250	(13)			24	(14)

(1) Of this amount, $208 thousand was paid in form of 83,333 shares of Common Stock valued at $2.50 per share in accordance with the terms of Mr. Rinberg’s Retention and Management Services Agreement, $20 thousand was paid and $26 thousand was deferred. See “Richard J. Rinberg” at p. 8 below.

(2) Paid in form of 100,000 shares of Common Stock valued at $2.50 per share in accordance with the terms of Mr. Rinberg’s Retention and Management Services Agreement. See “Richard J. Rinberg” at p. 8 below

(3) Payment of certain tax advisory and related services per Mr. Rinberg’s Retention and management Services Agreement.

(4) Of this amount $120 thousand and 105 thousand was paid in 2007 and 2006, respectively, and $84 thousand and 95 thousand in respect of 2006 and 2007, respectively, was deferred. See “Glen H. Perry” at p. 9 below.

(5) Includes $154 thousand related to previously deferred amounts that was converted into Common Stock pursuant to subscriptions in our public offering and $25 thousand that was paid for previously deferred amounts. Other $24 thousand is in lieu of benefits under terms of employment agreement and was deferred in full. See “Glen H. Perry” at p. 9 below.

(6) In lieu of benefits under terms of employment agreement. See “Glen H. Perry” at p. 9 below. Deferred in full.

(7) Of this amount $120 thousand and $105 thousand was paid in New Israeli Shekels at the representative rate published for the U.S. Dollar by the Bank of Israel on the respective dates of payment in 2007 and 2006, respectively. The remaining $80 thousand and $45,000 in respect of 2007 and 2006, respectively, has been deferred. See “Philip Mandelker” at p. 9 below.

(8) This amount was paid under the terms of an employment agreement. See “Philip Mandelker” at p. 9 below.

(9) Includes $60 thousand paid in June 2007 on account of previously deferred compensation and $2 thousand as a car maintenance allowance. Does not include $26 thousand paid by us to Adam Law Offices for office and secretarial services for Mr. Mandelker. See “Philip Mandelker” at p. 9 below.

(10) Includes $10 thousand paid in January 2006 on account of previously deferred compensation and $2 thousand as a car maintenance allowance. Does not include $30 thousand paid by us to Adam Law Offices for office and secretarial services for Mr. Mandelker who since late 2004 has rendered substantially all of his services to us. See “Philip Mandelker” at p. 9 below.

(11) Mr. Soltero resigned as the Company’s Chief Executive Officer in March 2007.

(12) Of this amount $303 thousand was related to previously deferred compensation and $48 thousand was related to previously deferred payments in lieu of benefits. An amount of $6 thousand was related to current amounts payable in lieu of benefits under the terms of an employment agreement. The deferred amounts were paid in March 2007 in connection with Mr. Soltero’s Resignation and Settlement Agreement. See “Eugene A. Soltero” at p. 10 below.

(13) Of this amount $115,000 was paid in 2006 and $135,000 was deferred. See “Eugene A. Soltero” at p. 10 below.

(14) In lieu of benefits under terms of employment agreement. See p. 10 below. Deferred in 2006 and paid in March 2007 in connection with Mr. Soltero’s Resignation and Settlement Agreement.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END — DECEMBER 31, 2007

The following table sets forth information as of December 31, 2007, concerning unexercised options for the purchase of common stock held by the named executive officers.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Richard J. Rinberg	-	40,000	(1)		$0.01	10/31/17
Glen H. Perry	-	-		-	-	-
Philip Mandelker	-	-		-	-	-
Eugene A. Soltero	-	-		-	-	-

(1) Options for 10,000 shares vest at the end of each 90 day period beginning November 1, 2007, with the first shares vesting on January 29, 2008.

EMPLOYMENT AGREEMENTS

Richard. J. Rinberg. In connection with his appointment as President effective November 1, 2005, the Company entered into a Retention and Management Services Agreement with Mr. Rinberg for a two-year period, commencing November 1, 2005, with Mr. Rinberg's primary annual compensation being $250 thousand payable in the form of 100,000 shares of restricted Common Stock (the “Rinberg Shares”), valued at $2.50 per share, per year (which valuation was supported by a report dated April 28, 2006 prepared by Hill, Schwartz, Spilker, Keller, LLC.). The Rinberg Shares were issued to a trust company on behalf of Mr. Rinberg in advance for the entire two-year term subject to their vesting monthly ratably over the two-year retention period. The Rinberg Agreement provided that: (i) in providing his services, Mr. Rinberg would be an independent contractor to us and not an employee; (ii) Mr. Rinberg would dedicate as much of his time to us as was necessary to fulfill his duties and as otherwise required by the Board; (iii) the retention could be terminated by severe disability, willful misconduct by Mr. Rinberg or on 90 days prior written notice by either party; (iv) Mr. Rinberg would be entitled to reimbursement of certain expenses incurred in connection with the performance of his duties; (v) Mr. Rinberg would be eligible for a grant of an interest in our Long-Term Incentive Plan, on establishment, as determined by the plan's management committee and subject to the approval of the Compensation Committee of the Board; and (vi) the Company would pay the fees for certain services in the nature of tax advisory and related services in connection with Mr. Rinberg’s retention, which such fees amounted to $6 thousand. On December 4, 2007, Mr. Rinberg entered into an employment agreement with the Company in the capacity of Chief Executive Officer. This agreement replaces the prior Retention and Management Services Agreement between the Company and Mr. Rinberg that expired on October 31, 2007. The initial term of employment under the employment agreement commenced as of November 1, 2007 and will end on December 31, 2008; thereafter, the agreement provides that it is to be renewed automatically for successive two year terms unless either party shall advise the other 90 days before expiration of the initial or renewed term of its intention to not renew the agreement beyond its then scheduled expiration date. Under the agreement, Mr. Rinberg is paid an annual salary of $275 thousand, payable monthly, notwithstanding which , consistent with the current arrangement with the Company's senior officers where only up to 60% of their respective salaries are paid (up to $10 thousand per month) with the remainder deferred until such time as the Company's cash position permits payment of salary in full without interfering with the Company's ability to pursue its plan of operations, the agreement provides that Mr. Rinberg be paid $10 thousand per month with the remaining amounts due on account of his salary to be deferred as described. From the effective date of the employment agreement, the Company maintains (i) Manager’s Insurance under Israeli law for the benefit of Mr. Rinberg pursuant to which the Company contributes (a) amounts of no more than 13-1/3 percent (and Mr. Rinberg contributes an additional 5%) of each monthly salary payment, and (b) an amount equal to 7.5 % of Mr. Rinberg’s salary (with Mr. Rinberg contributing an additional 2.5%) to an education fund, a form of deferred compensation program established under Israeli law. Mr. Rinberg can terminate the employment agreement and the relationship thereunder at any time upon 60 business days' notice. If during the initial term (or any renewal term) the Company were to terminate the agreement or if the Company were to elect to not renew the agreement at the end of the term, in either case for any reason other than "Just Cause" (as defined the Rinberg Agreement), then the Company is to pay to Mr. Rinberg the salary then payable under the agreement through the longer of (i) the scheduled expiration of the initial or a renewal term as if the agreement had not been so terminated or not renewed or (ii) six months, as well as all bonuses and benefits earned and accrued through such date. Mr. Rinberg may also terminate the agreement for "Good Reason" (as defined in the Rinberg Agreement), whereupon he will be entitled to the same benefits as if the Company had terminated the agreement for any reason other than Just Cause. The Rinberg Agreement provides for customary protections of the Company's confidential information and intellectual property. The Rinberg Agreement also provides that, in connection with his services during the initial term of the agreement, Mr. Rinberg be awarded options at a per share exercise price of $0.01 to purchase 40,000 shares of the Company's common stock under the 2005 Stock Option Plan (the “Plan”), which options would vest at the rate of 10,000 shares at the termination of each 90 day period beginning January 29, 2008 until such options are vested in full on October 25, 2008. In the event of an extension of the term of the Rinberg Agreement, the agreement provides that Mr. Rinberg be granted additional options to purchase common stock in the Company in amounts of not less than 40,000 shares per year on such terms to be agreed by the parties.

Glen H. Perry . Mr. Perry is employed pursuant to a five-year personal employment agreement effective January 1, 2004 with an initial term terminating on December 31, 2008. Under the terms of the agreement, Mr. Perry’s salary is $200 thousand per annum. In addition, the agreement provides that Mr. Perry is to receive benefits in the form of reimbursement of insurance premiums of up to $2 thousand per month, certain membership dues and certain expenses incurred in connection with the performance of his duties. The agreement also provides as follows: (i) term renewable annually following initial term to the age of 70, terminable on death, severe disability or for willful misconduct as determined by final judicial decision; (ii) upon a termination without cause, Mr. Perry will receive an amount equal to his annual salary for the remainder of the term plus six months; if such termination follows a change of control, Mr. Perry will receive an amount equal to annual salary for the remainder of the term plus 42 months; (iii) upon resignation by Mr. Perry on 90 days notice waivable by the Company, the Company shall redeem such period by payment of an amount equal to salary and benefits otherwise due during waived period; and (iv) grant of a 10% interest in the key employee long term incentive plan we intend to establish whereby a 1.5% overriding royalty or equivalent interest from future production licenses and leases shall be assigned to a separate inventive fund for key employees. Consistent with the current arrangement with the Company's senior officers where only up to 60% of their respective salaries are paid (up to $10 thousand per month) with the remainder deferred until such time as the Company's cash position permits payment of salary in full without interfering with the Company's ability to pursue its plan of operations, Mr. Perry was paid $10 thousand per month with the remaining amounts due on account of his salary to be deferred as described As of Dec. 31, 2007, Mr. Perry had deferred $247 thousand of compensation due him under his employment agreement. Effective December 1, 2007, Mr. Perry’s salary was increased to $250 thousand per annum.

Philip Mandelker . Prior to June 1, 2007, Mr. Mandelker rendered services to us under a Retention Agreement pursuant to which Mr. Mandelker received a monthly retainer of $12.5 thousand ($150 thousand per annum) payable in New Israeli Shekels, plus reimbursement of expenses, including a car maintenance allowance. The retention agreement also provided that we pay Adam Law Offices with which Mr. Mandelker was associated as Of Counsel a monthly fee of $2 thousand (increased to $2.5 thousand in October 2004 since which time Mr. Mandelker has been rendering services to us on an effectively full-time basis) for office and secretarial services. (Mr. Mandelker has no economic interest in Adam Law Offices or the services fee paid by us to Adam Law.) Mr. Mandelker had deferred $230 thousand of compensation due him under his Retention Agreement through December 31, 2006. On June 7, 2007, Philip Mandelker entered into an employment agreement with the Company to join the Company as a full time employee in the capacity of Executive Vice President. Mr. Mandelker’s Retainer Agreement was terminated upon the effective date of the employment agreement and the Company acknowledged that it continued to owe Mr. Mandelker the deferred sum of $242 thousand plus VAT under the Retainer Agreement as of May 31, 2007. The initial term of employment under the Agreement commenced on June 1, 2007 and will end on December 31, 2008. Mr. Mandelker is paid an annual salary of $200 thousand, payable monthly. From the effective date, the Company maintains Manager’s Insurance under Israeli law for the benefit of Mr. Mandelker, but in no event would such contribution amounts be more than 13-1/3 percent of each monthly salary payment from the Company and 5 percent of such amount from Mr. Mandelker. The Company pays up to 2.5 percent of each monthly base salary for disability insurance in Israel for Mr. Mandelker (together with the Manager’s Insurance, the “Social Benefits Payments”).   Either the Company or Mr. Mandelker can terminate the employment relationship at any time upon 90 days' notice, provided, that, if the Company were to terminate the PEA for any reason other than Cause (as defined in the agreement) or due to disability, then Mr. Mandelker would be entitled to receive his salary and Social Benefits Payments to which he would have otherwise been entitled had he remained in the employment of the Company under the PEA but for its termination, plus an additional six months' salary ("Termination Benefits"). In the event that within one year of the completion of a "Business Combination" (as defined in the PEA) the Company terminates Mr. Mandelker's employment for any reason other than for Cause or due to disability or the Company elects to not extend the agreement for an additional one year term (prior to Mr. Mandelker attaining the age of 70), then, in addition to the Termination Benefits referred to above, Mr. Mandelker will be entitled to receive an additional 18 months' salary then payable under the agreement. In the event that the Company establishes a long-term management incentive plan funded by the equivalent of a 1.5% overriding royalty or net profits interest (after pay-out calculated on a well by well basis) (the "Plan"), the establishment of which is in the Company's sole discretion, then Mr. Mandelker will be granted a 10% interest in the Plan income attributable to wells drilled by the Company prior to the end of the termination of the PEA. The agreement also includes certain customary confidentiality and non-compete provisions that prohibit the executive from competing with the Company for six months, or soliciting the Company's employees for one year, following the termination of his employment. Consistent with the current arrangement with the Company's senior officers where only up to 60% of their respective salaries are paid (up to $10 thousand per month) with the remainder deferred until such time as the Company's cash position permits payment of salary in full without interfering with the Company's ability to pursue its plan of operations, Mr. Mandelker was paid $10 thousand per month with the remaining amounts due on account of his salary to be deferred as described. As of December 31, 2007, Mr. Mandelker had deferred $227 thousand of compensation due him, inclusive of monies due pursuant to his Retainer Agreement.

Eugene A. Soltero. Until his resignation on March 28, 2007, Mr. Soltero was employed pursuant to a five-year personal employment agreement effective January 1, 2004 with an initial term terminating on December 31, 2008. Under the terms of the agreement, as amended in October 2004 upon his appointment as our Chief Executive Officer, Mr. Soltero’s salary was $250 thousand per annum. As of December 31, 2006, $326 thousand of compensation due Mr. Soltero under his employment agreement had been deferred. In addition, Mr. Soltero was entitled to certain benefits under his employment agreement, for which he was paid an amount of $2 thousand per month in lieu of benefits. On March 28, 2007, Eugene A. Soltero submitted his resignation as a Director and our Chief Executive Officer effective with the signing of a Resignation and Settlement Agreement between Mr. Soltero and the Company on March 28, 2007. Pursuant to the Resignation and Settlement Agreement, the Company paid Mr. Soltero $400 thousand, the approximate amount due Mr. Soltero upon his resignation pursuant to his employment agreement for the period of his employment by the Company, including salary and benefits which had been deferred by agreement between Mr. Soltero and the Company.

DIRECTOR COMPENSATION

The following table summarizes compensation paid to our non-management directors during the fiscal year ended December 31, 2007. Compensation to our directors who are members of management is set forth in the Summary Compensation Table above.

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards		All Other Compensation	Total
	US$ (thousands)
James A. Barron	16	—	—		—	16
Yehezkel Druckman	16	—	—	(1)	—	16
Forrest A. Garb	16	—	—	(2)	—	16
Paul Oroian	18	—	—	(3)	—	18
Robert Render	16	—	—		—	16
Kent S. Siegel	18	—	—	(4)	—	18

(1)
Mr. Druckman holds a director’s stock option under our 2005 Stock Option Plan to purchase 25,000 shares of Common Stock at $5.00 per share through December 31, 2008. These options were authorized and their terms, including exercise price, fixed on October 27, 2005 in connection with services commencing November 2005 and, accordingly, the options were valued in December 2005, notwithstanding that the award agreement was signed only in July 2006. The options became exercisable on July 1, 2007. The rights underlying the options vested on November 1, 2005.

(2)
Mr. Garb holds director’s stock option under our 2005 Stock Option Plan to purchase 25,000 shares of Common Stock at $5.00 per share through December 31, 2008. These options were authorized and their terms, including exercise price, fixed on October 27, 2005 in connection with services commencing November 2005 and, accordingly, the options were valued in December 2005, notwithstanding that the award agreement was signed only in July 2006. The options became exercisable on July 1, 2007. The rights underlying the options vested on November 1, 2005.

(3)
Mr. Oroian holds a warrant, granted on October 27, 2005, exercisable commencing July 1, 2007 to purchase 25,000 shares of Common Stock through December 31, 2008 at $5.00 per share. The warrant vested on the grant date.

(7)
Mr. Siegel holds a warrant, granted on October 27, 2005, exercisable commencing July 1, 2007 to purchase 25,000 shares of Common Stock through December 31, 2008 at $5.00 per share. The warrant vested on the grant date.

Each director who is not a member of management received a monthly fee of $1,000 for the periods through June 30, 2007 and $1,500 thereafter. Commencing July 1, 2007, each committee chairman, who is not a member of management, as well as the Lead Director, receives an additional $500 per month. To date additional compensation in the form of warrants or options to purchase shares of Common Stock have been awarded to non-management directors upon their appointment to the Board and at other appropriate times. Except as noted in the footnotes immediately above, all warrants and options granted to directors have been exercised or expired prior to January 1, 2006.

Stock Option Plan

At our annual meeting of stockholders in 2005, our stockholders approved the adoption of a 2005 Stock Option Plan (the " Plan "), pursuant to which 1,000,000 shares of Common Stock, being 5% of our authorized share capital, would be reserved for issuance to officers, directors, employees and consultants. The Plan is administered by the Board of Directors or one or more committees appointed by the Board (the " Administrator "). The Compensation Committee of the Board has been appointed as Administrator of the Plan with respect to all employees and consultants except executive officers, for which the Administrator is the Board. The Plan contemplates the issuance of stock options to residents of the United States of America, the State of Israel and other jurisdictions as determined by the Administrator. Awards of stock options under the Plan are made pursuant to an agreement between us and each grantee. The agreement will, among other provisions, specify the number of shares subject to the option, intended tax qualifications, the exercise price, any vesting provisions and the term of the stock option grant, all of which shall be determined on our behalf by the Administrator. The Plan will remain in effect for a term of ten years unless terminated or extended according to its provisions.

We have granted awards under the Plan for options to purchase a total of 250,549 shares of Common Stock. On July 5, 2006, award agreements were entered into as follows: (i) 25,000 shares to each of Messrs. Druckman and Garb upon their appointment to the Board; (ii) 80,000 shares to David Patir under the terms of his employment agreement of which options to purchase 26,667 shares vested on January 1, 2007 and the remaining non-vested options to purchase 53,333 shares of common stock were cancelled on June 1, 2007 upon the resignation of Mr. Patir; and (iii) 40,000 shares to Stephen Pierce, our exploration manager, under the terms of his employment. These options were authorized and their terms, including exercise price, fixed on October 27, 2005 in connection with services commencing in 2005 and, accordingly, the options were valued in December 2005, notwithstanding that the award agreement was signed only in July 2006.

On July 1, 2007, an award agreement was granted to Martin Van Brauman, our Chief Financial Officer, for options to purchase 50,000 shares. These options were valued at the grant date. On December 4, 2007, award agreements were entered into with (i) Richard Rinberg, our Chief Executive Officer and William H. Avery, our Executive Vice President, to purchase 40,000 shares of Common Stock each and (ii) Sandra Green, our Chief Accounting Officer and Vice President, to purchase 3,882 shares of Common Stock. Other than as set forth above, we have at this time no commitments relating to the grant of any awards under the Plan.

Equity Compensation Plan Information

The following table sets forth certain information with respect to securities authorized for issuance under equity compensation plans and agreements granting options or warrants outside of these plans as of December 31, 2007.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)

Equity compensation plans approved by security holders:
- Stock Options	250,549	$3.45	749,451

Equity compensation plans not approved by security holders:
- Directors Warrants (1)	85,000	$5.00	0
- Service Warrants (2)	10,000	$5.00	0
- Underwriter’s Warrants (3)	46,621	$8.75	0
TOTAL	392,170	$4.24	749,451

(1)
In October 2005, warrants to purchase 85,000 common shares of our stock at $5.00 per share were issued to four directors and former directors for services rendered to Zion as directors during the period 2003-2005. These warrants are exercisable at any time commencing July 1, 2007 through December 31, 2008.

(2)
In October 2005, a warrant to purchase 10,000 common shares of our stock at $5.00 per share was authorized for issuance to a financial institution for financial consulting services rendered. The warrant is exercisable at any time commencing July 1, 2007 through December 31, 2008.

(3)
Warrants issued to Network 1 Financial Securities, Inc. pursuant to the terms of an underwriting agreement in connection with our public offering which was subject of the 2006 Registration Statement. The warrants provide for the right to purchase 46,621 shares of our common stock at $8.75 per share. The warrants are exercisable for a period beginning November 25, 2007 and have an expiration date of September 26, 2009.

Long-Term Incentive Plan

At our 2002 annual meeting of stockholders, the stockholders approved the establishment of a long-term key employee incentive plan (" Long-Term Incentive Plan " or " Incentive Plan "), which may be structured as an employees' royalty pool, to be funded by the equivalent of a 1.5% overriding royalty interest (after pay out of investment on a well by well basis) in the wells we drill. According to Board resolutions and as provided in their employment agreements, subject to the establishment during the term of their agreements of the Incentive Plan, Mr. Perry and Mr. Mandelker will be awarded each a 10% interest in the Incentive Plan, if, and when the Incentive Plan may be established. Mr. Avery, Mr. Roih and Dr. Kashai will each be awarded a 5% interest in the Incentive Plan. The remaining 55% of the pool has not been allocated and is reserved for future allocation by the Board of Directors or the Incentive Plan's management committee, subject to the approval of the Compensation Committee of the Board, as new key employees are hired.

PROPOSALS TO BE CONSIDERED AT ANNUAL MEETING

I. ELECTION OF DIRECTORS

Three directors will be elected at the meeting as Class III directors of the Company for a term of three years and until their respective successors shall have been elected and shall qualify. The election of directors requires the affirmative vote of a plurality of the shares of Common Stock present in person or by proxy at the meeting. Each proxy received will be voted FOR the election of the nominees named below unless otherwise specified in the proxy. At this time, the Board of Directors of the Company knows of no reason why any nominee might be unable to serve. There are no arrangements or understandings between any director or nominee and any other person pursuant to which such person was selected as a director or nominee.

The Company's Nominating Committee has reviewed the qualifications and independence of the nominees for director, and, with each member of the Nominating Committee abstaining as to himself, has recommended each of the other nominees for election to the Board of Directors.

The class whose term of office will expire at our 2008 Annual Meeting of Shareholders consists of William H. Avery, Yehezkel Druckman and Paul Oroian

Name of Nominee	Principal Occupation	Age	Year Became a Director
William H. Avery	Executive Vice President and Director of the Company	60	2007
Yehezkel Druckman	Director of the Company	69	2005
Paul Oroian	Director of the Company	58	2003

No family relationship exists between any director and executive officer of the Company. Mr. Avery, the only executive officer standing for re-election, currently works for the Company full time.

William H. Avery was elected Executive Vice President and Treasurer of the Company in June 2007; he was appointed a director of the Company in March 2007. Prior to his election as Executive Vice President, Mr. Avery had served as Vice President - Finance and Treasurer since January 2003. For the past thirteen years, Mr. Avery has practiced as an independent attorney in transactional work, concentrating in the area of real property law, including oil and gas transactions. Before that he was a partner for seventeen years and an associate for four years at Storey, Armstrong, Steger and Martin, a full-range Dallas law firm, concentrating his practice in the representation of financial institutions in loan transactions. In addition he has more than twenty years experience as an oil and gas property investor and investment manager for his own account and for members of his family. Mr. Avery holds a Bachelor of Business Administration degree in Finance from Southern Methodist University and a Doctor of Jurisprudence degree from Duke University Law School.

Dr. Yehezkel (Charlie) Druckman was appointed a director of Zion Oil in November 2005. Dr. Druckman was Petroleum Commissioner for the State of Israel from 1995 until his retirement in 2004, where he supervised the licensing of petroleum rights in the onshore and offshore Israel. These efforts led to the discovery of 1.5 trillion cubic feet of gas in the Israeli offshore Mari B and other smaller fields during 1999-2000. Since 1965 he has been a member of the professional staff of the Geological Survey of Israel, where he headed the Mapping, Stratigraphy and Oil Division during 1982-1985 and 1991-1994. He was also affiliated with the Louisiana State University at Baton Rouge as Research Associate in Geology during 1978-1980 and 1989-1990. He was awarded in 1974 the Israel Geological Society’s Perez Grader award. He is an active member of the American Association of Petroleum Geologists and the Geological Society of Israel (where he served as president in 1982, and for a number of years on the Society's editorial board). He also served as member of the Israeli National Petroleum Commission and Board of Directors of Oil Exploration (Investments) Ltd., an Israeli government company. Dr. Druckman graduated from the Hebrew University in Jerusalem where he was awarded BSc, MSc and PhD degrees in geology.

Paul Oroian was appointed a director in November 2003. Since its founding in 1983 he has served as president and managing partner of Oroian, Guest and Little, P.C., a certified public accounting and consulting firm based in San Antonio, Texas. From 1980-1983, Mr. Oroian was a tax senior in the San Antonio offices of Arthur Young and Company. Mr. Oroian holds a Bachelors of Science - Business Administration from Bryant College. He has served as a board member of Technology Oversight Committee and the IRS Regional Liaison Committee of the Texas Society of Certified Public Accountants and was vice president and a director of the San Antonio CPA Society between 1992-1998. He currently serves as treasurer of the The Youth Orchestra of San Antonio in San Antonio, Texas.

Information Regarding Other Members of the Board of Directors and Key Employees

Officers and Directors

John M. Brown, age 68, is the founder of the Company and has been a Director and Chairman of the Board of Directors of the Company since its organization in April 2000. He also served as Chief Executive Officer of the Company until September 2004 and as President until October 2001. Mr. Brown has extensive management, marketing and sales experience, having held senior management positions in two Fortune 100 companies - GTE Valenite, a subsidiary of GTE Corporation and a manufacturer of cutting tools, where he was employed from 1966-86 and served as the corporate director of purchasing, and Magnetek, Inc., a manufacturer of digital power supplies, systems and controls, where he was corporate director of procurement during 1988-89. Mr. Brown was a director and principal stockholder in M&B Concrete Construction, Inc. from 1996 to 2003 and is an officer and principal owner of M&B Holding Inc. (a Nevada corporation) based in Dallas, Texas, the sole shareholder of M&B General Contracting Inc. (a Delaware corporation). These companies primarily provide cement walls and floors for industrial buildings, office buildings and home developers. Prior to founding the Company, Mr. Brown had been actively pursuing a license for oil and gas exploration in Israel for many years. He led the efforts leading to the Company obtaining, in May 2000, the Ma'anit License in the Joseph Project. Mr. Brown holds a BBA degree from Fullerton College.

Richard J. Rinberg, age 55, was appointed a director in November 2004 and appointed Chief Executive Officer of the Company in March 2007. He served as President of the Company from October 2005 to March 2007. Since 1996, Mr. Rinberg has been a private investor and manager of his own and his family funds. From 1979 through 1996, he served as Managing Director of the Rinberg Group, a corporate group based in England active in the precious metals and jewelry industry, property development and securities trading. In the early 1980s Mr. Rinberg was elected a Member of the London Diamond Bourse and in 1987 he was elected an Underwriting Member at Lloyd's of London Insurance Market. Between 1975 and 1978, Mr. Rinberg was on the staff of Spicer & Pegler (Chartered Accountants) and, in 1978, was admitted as a Member of The Institute of Chartered Accountants in England and Wales. Mr. Rinberg holds a Bachelor of Science Honors Degree in Mathematics from University College, the University of London.

Glen H. Perry, age 65, has been President and Chief Operating Officer of the Company since March 2007. He served as Executive Vice President of the Company from April 2000 to March 2007 and was elected a director in November 2000. He first started working with Mr. John Brown, Founder and Chairman of the Board of Directors of the Company, and the Joseph Project in September 1999. During 1998 and 1999 Mr. Perry was a consultant to Delek Drilling Ltd., with respect to its participation in the major gas discoveries offshore of Israel. From 1993-98 he worked for National Petroleum Limited, an international oil and gas company with representative offices in Geneva, Switzerland, where Mr. Perry served as manager of project development in the C.I.S. Republics and general director of an oil and gas project in the Republic of Georgia. Previously, he was an officer and director of Prairie Producing Company ("Prairie"), an independent oil company operating mainly in Louisiana and Texas, from 1985 until Prairie was sold in 1990 to UNOCAL. While with Prairie, Mr. Perry had responsibility for design, construction and operation of all operational projects, including production facilities, pipelines, and plants, and also for marketing. Mr. Perry joined Prairie in December 1976 as a production engineer, was appointed chief engineer in October 1979, and served as vice-president, production and operations from 1985-89, and senior vice president from 1989-90. Prior to joining Prairie, Mr. Perry's experience was in drilling and production for Exxon Company, USA (now ExxonMobil Corporation) and Energy Reserves Group (now BHP). Mr. Perry holds a Masters in Petroleum Engineering from the University of Texas and a Bachelor of Science from the University of Tennessee.

Philip Mandelker, age 61, has been a director since June 2001 and was appointed as Executive Vice President in June 2007. He was elected Secretary of Zion in February 2002. From April 2000 through his appointment as Executive Vice President in June 2007, he served as general counsel to the Company. He holds a Doctor of Jurisprudence degree (cum laude) from Columbia University School of Law and a B.A. from Columbia College. From April 2003 through his appointment as Executive Vice President of the Company, Mr. Mandelker was of counsel to Adam Law Offices in Tel-Aviv; between May 2000 and April 2003, he was of counsel to I. Amihud Ben-Porath, Hamou and Company, a law firm in Tel-Aviv, Israel, from May 2000 through April 2003, a position he also held in 1994-96. Mr. Mandelker is admitted to practice in both the United States and Israel. He has practiced in New York, Jerusalem and Tel-Aviv and has extensive experience with the oil and gas exploration industry in both the United States and Israel. While at the Israeli Ministry of Finance (1974-76), Mr. Mandelker acted inter alia as Legal Advisor to the Israeli Petroleum Commissioner and represented the Israeli Government in negotiating the Petroleum Concessions and Production Sharing Agreements in the Sinai Peninsula and Gulf of Suez. In New York between 1981 and 1993, as counsel to the firm of Rosenman and Colin (now Katten Muchin Rosenman), Mr. Mandelker advised oil and gas exploration companies and sponsors of oil and gas drilling programs in structuring public and private investment vehicles; he has also advised investors in such programs. From 1992-94, Mr. Mandelker served as an advisory director of Aztec Energy Corp., then an independent oil and gas exploration and production company listed on NASDAQ. He has published and lectured on subjects related to investment in oil and gas exploration activities in Israel and in the United States. As Deputy and then Acting Legal Advisor to the Military Government of the Judea and Samaria Area (1978-80), he drafted a model oil and gas exploration and production concession agreement for use in the Area. From 1997-99, Mr. Mandelker was Chief Legal Advisor of the United Mizrahi Bank, Ltd. (now Mizrahi-Tefahot Bank, Ltd.), a major Israeli banking group headquartered in Tel-Aviv. On February 3, 2008, Mr. Mandelker was appointed a directorship with the Israel Electric Corp., the sole integrated electric utility in the State of Israel.  Mr. Mandelker has been associated with Mr. Brown and the Joseph Project since February 2000.

Martin Van Brauman, age 60, was appointed Interim Chief Financial Officer of the Company in June 2007 and Chief Financial Officer and Senior Vice President in July 2007. He holds a B.E. degree from Vanderbilt University, a Doctor of Jurisprudence degree from St. Mary's University and an M.B.A. (Beta Gamma Sigma) and LL.M. (Tax Law), from Southern Methodist University and has over 21 years of experience in corporate tax and accounting analysis. Mr. Van Brauman is Board Certified in Tax Law by the Texas Board of Legal Specialization. Since October 2001, Mr. Van Brauman has been in private practice as Lowden Van Brauman LLP, which evolved into Gibson, Wiley, Cho & Van Brauman, PLLC. His areas of practice have involved (i) advising U.S. and foreign corporations on their worldwide tax structures both domestic (federal & state) and foreign and implementing those proposals through corporate and partnership formations, acquisitions, reorganizations, (ii) providing legal and tax consulting on cross-border transactions, (iii) advising on inbound, as well as outbound, U.S. tax issues for foreign corporations, (iv) proposing business models and implementing the execution by the formation, reorganization and conversion of domestic/foreign corporations, partnerships, and other types of business organizations, (v) performing the financial and tax due diligence of U.S. and foreign acquisitions and divestments (reviewing both domestic and foreign tax returns, financial statements and corporate documents and contracts) and (vi) reviewing U.S. tax filings for domestic and foreign corporations. From January 2000 to October 2001, Mr. Van Brauman was a Senior Manager, International Tax Consulting Group, Grant Thornton LLP (National Position), where he advised U.S. and foreign corporations on their worldwide tax structures for global operations, provided legal and tax consulting on cross-border transactions, assisted foreign companies with tax planning and consulting with inbound, as well as outbound, U.S. tax issues, advised on International Tax Controversy work, including Tax Court litigation, and was an Instructor, Grant Thornton International Tax Academy.

Kent S. Siegel, age 52, was appointed a director in November 2003. Mr. Siegel has served as president and chief operating officer of Siegel and Siegel, P.C. since 1984. Siegel and Siegel is a firm of certified public accountants and attorneys at law based in West Bloomfield, Michigan, at which Mr. Siegel practices as a tax and bankruptcy attorney and CPA. Mr. Siegel holds a Bachelor of Business Administration from Michigan State University School of Business, a Juris Doctor from Wayne State University School of Law and a Bachelor of Science in Electrical Engineering from Lawrence Technological University School of Engineering. He currently serves as chairman of the Temple Israel School Board Fund Raising Committee.

Robert Render, age 68, was appointed a director in September 2004. Mr. Render served from 1994 to 2002 as Chairman and CEO of the Green Thumb Companies and Milburn Peat, manufacturers and distributors of peat moss, soils and mulches for the lawn and garden industries. Prior thereto, from 1985 to 1992, he was a director of and consultant to Hyponex Corporation (NASDAQ) and thereafter, from 1992 to 1994, he was a consultant to the Scotts' Corporation (NYSE), the controlling shareholder of Hyponex. Between 1978 and 1985, Mr. Render served as Chairman, President and Chief Executive Officer of Hyponex Corporation (NASDAQ) previously known as Old Fort Industries. From 1964 until its acquisition by Old Fort Industries in 1969, Mr. Render served as President of Anderson Peat Company and, from 1969 to 1978, he served as Executive Vice President of Old Fort Industries. From 1952 to 1963, Mr. Render served as Vice President of Sales and Marketing for Sno-Bol Company. In 1957 he founded Render Associates, a national sales company specializing in lawn and garden products which later merged into Anderson Peat Company. In 1962-1963 Mr. Render was President of the Christian Businessmen's Club in Pontiac, Michigan and in 1964-1965, he served as Chairman of the Industrial Group of the United Fund in Pontiac. In 1967-1968, Mr. Render was a member of the Executive Committee of the American Society of Testing and Materials and in 1969-1970, he served as President of the U.S. Peat Producers Association.

Dr. James (Andy) Barron, age 47,was appointed a director in April 2005. He has been in private practice in orthodontics since 1991. Dr. Barron is board certified by the American Board of Orthodontists and has served as president of the Central Texas Dental Society and president of the Texas Association of Orthodontists. Dr. Barron represents the Southwestern Association of Orthodontists as a representative to the Council of Orthodontic Practice to the American Association of Orthodontists. Dr. Barron has lectured on orthodontics for the University of Texas, the University of Tel-Aviv, the Hebrew University in Jerusalem and the University of Manipur, India. Prior to entering the orthodontic field, Dr. Barron worked in his family’s publishing company while at the same time representing a Fortune 500 company in marketing. He currently is president of JlivesNMe Workplace Ministries which sponsors conferences for couples to learn how to bring the gospel into the workplace. He serves on the board of Christian Farms Rehabilitation Center and serves on the advisory board of American Family Radio in Waco, Texas. The D.A.R.E. program in Temple, Texas (Drug Assistance Resistance Education) recognized Dr. Barron for his contributions in 1995 with an award of appreciation. Dr. Barron has a degree in Chemistry form Texas Tech University, a Master of Science Degree in Biology from University of Missouri at Kansas City, a Doctoral Degree in Dentistry from Baylor College of Dentistry, a certificate of specialization in Pediatric Dentistry from University of Missouri at Kansas City and a certificate of specialization in Orthodontic Dentistry from the University of Texas at Houston. As a resident Dr. Barron won the Albert Westphall award of the Southwestern Society of Orthodontists.

Sandra Green, age 44, was appointed Chief Accounting Officer and Vice President in July 2007. Ms. Green has served as our Director of Planning of Zion from March 2005 until July 2007. From 1999-2005, she was the Accounting Manager of Hunt Properties, Inc., a real estate development and management company in Dallas. From 1994 to 1999, she provided accounting and auditing services for clients in North Texas and New Mexico. These clients included governments, schools, not-for-profit organizations, financial institutions, family trusts, private entrepreneurs and oil and gas companies. From 1991 - 1994, she served as Assistant to the President and then as Acting Controller with Aztec Energy Corporation (NASDAQ) and from 1989-1991 as Assistant to the President at American International Petroleum Corporation (NASDAQ). She holds a Bachelor’s Degree in Business Administration from the University of Texas at Tyler and has taken graduate classes at the University of Texas at Tyler and at Arlington. She is a Certified Public Accountant in the state of Texas and is also a lay minister at First Assembly of God Church at Dawson, Texas.

Forrest A. Garb, age 78, was appointed a Director, effective November 1, 2005. Mr. Garb is petroleum engineer providing independent consulting services for more than 45 years. His consulting career began with H.J. Gruy and Associates, Inc. and its successors, where he served as a vice president for four years, executive vice-president for ten years, and president for fifteen years, until leaving in 1986, following Gruy's merger into a public company. In his capacity as president, Mr. Garb contracted, performed and supervised over 12,500 projects ranging from simple evaluations to sophisticated reservoir simulations. In 1988, Mr. Garb founded Forrest A. Garb & Associates, Inc. a privately-owned petroleum consulting firm, where he served as chairman and chief executive officer until his retirement in 2003 and sale of his interests in the company to its key employees. Since 2005, Mr. Garb has been a partner in Garb Energy Partners, a consulting firm with interests in natural gas leases in Texas. Mr. Garb was educated in petroleum engineering at Texas A&M University (BSc and Professional MSc) and received his early training at Socony Mobil Oil Company in Kansas, Texas, Louisiana and Venezuela. Mr. Garb is a member of the Society of Petroleum Engineers and is a past President of the Society of Petroleum Evaluation Engineers. He is a member of the Association of Computing Machinery, the American Arbitration Association, the Petroleum Engineers Club of Dallas, the Dallas Geological Society, and is a member of the American Association of Petroleum Geologists. He is a charter member of The American Institute of Minerals Appraisers and also a registered professional engineer in the state of Texas.

Key Employees

Elisha Roih has served as Vice President - Administration of Israeli Operations of the Company since April 2000. Mr. Roih holds a BA degree in Political Science and Oriental Studies from Hebrew University, Jerusalem, and has continuing educational course certificates in Business Administration, Production Technology and Offshore Operations. Mr. Roih has over forty years experience in senior management positions in the Israeli petroleum industry. Most recently, between 1997-1998, he served as acting general manager of Lapidoth, Israel Oil Prospectors Company, Ltd. and its subsidiary Metsada-United Drilling Co. (oil and gas producers and oilfield service providers). During 1983-89 Lapidoth and Metsada-United were subsidiaries of Naphta-Israel Petroleum Corp. (an oil and gas exploration and production company), and Mr. Roih served during that period as general manager for all three companies. Between 1990-1996 and from 1998 to 2000, Mr. Roih was a management consultant to the petroleum industry in Israel, during which periods he also consulted for Mr. Brown in connection with the Joseph Project.

Dr. Eliezer Kashai has been Vice President - Israeli Exploration of the Company since October 2000. Dr. Kashai studied geology in the University of Sciences, Budapest, Hungary, holds Masters and Ph.D. degrees from Hebrew University, Jerusalem and is a widely recognized authority on the Triassic formation of Israel. Dr. Kashai has over fifty years of geological experience in Israel working until his retirement in 1987 for the national petroleum companies of Israel, including almost thirty years for Lapidoth Israel Oil Prospectors Company, Ltd. and Oil Exploration (Investments) Ltd., where he served in progressively responsible positions. At Lapidoth during 1959-75, he served as senior geologist, assistant chief geologist, acting chief geologist and chief geologist. At Oil Exploration (Investments) Ltd. during 1975-87, he was first chief geologist, then deputy managing director responsible for all of that company's exploration efforts. Following his retirement in 1987 and through 1998, Dr. Kashai worked as an exploration consultant for various companies active in petroleum exploration in Israel, including Israel National Oil Company, Lapidoth, Naphta Petroleum, ABJAC-Mazal Ltd., Nordan Oil and Gas, and Sedot Neft, Ltd. where he was responsible for the original geological interpretation of Ma'anit. He began consulting for Mr. Brown in connection with the Joseph Project in late 1999 and for us in April 2000. Dr. Kashai has served as president of the Israel Geological Society and is responsible for five geological publications and nearly one hundred unpublished company reports on exploration projects, drilling recommendations, subsurface geological analysis and well evaluations.

Stephen E. Pierce was retained as the Company's consulting geologist for the drilling of the Ma'anit #1 and subsequent exploration and development in February 2005. He joined the Company on a full time basis in October 2005 and, since June 2006, serves as our Exploration Manager. From 1995 to 2005, Mr. Pierce served as project geologist for Murfin Drilling Co. in the Caribbean, primarily in the Dominican Republic. During 1992-1995, Mr. Pierce was consulting geologist for several small independent companies operating in the Caribbean and South America, as well as in Wyoming and Texas. From 1985-1992, he acted as senior geological advisor for Mobil Oil Corporation and, from 1980-1985, worked as senior geologist for Superior Oil Co. He served as senior geologist in Pakistan for AMOCO from 1979-1980 and as geologist for UNOCAL from 1974-1979. Mr. Pierce received his M.S. in geology from San Diego University in 1974 and his B.S. in geology from California State University in 1972. He holds the title of Professional Geologist with the State of Wyoming and memberships with the American Association of Petroleum Geologists and the American Institute of Professional Geologists.

Information Regarding the Board of Directors and Committees

The Company's Board of Directors is divided into three classes of directors, with each class (except for the initial classes) elected to a three-year term every third year and holding office until their successors are elected and qualified. The class whose term will expire at this year's annual meeting of stockholders consists of William H. Avery, Yehezkel Druckman and Paul Oroian. The class whose term of office will expire at our 2009 annual meeting of stockholders consists of John M. Brown, Forrest A. Garb, Robert Render and James Barron. The class whose term of office will expire at our 2010 annual meeting of stockholders consists of Richard Rinberg, Glen Perry, Philip Mandelker and Kent Siegel.

During the fiscal year ended December 31, 2007, the Board met or acted by unanimous consent on twelve occasions. Each of the directors attended at least 75% of the aggregate number of meetings of the Board and of any committees of the Board on which they served.

The Company does not have a policy on attendance by directors at the Company's annual meeting of stockholders. All of the current directors with the exception of Forrest Garb, attended the Company's 2007 annual meeting held on June 19, 2007.

Board Committees

As described below the Company's Board of Directors has established the following committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Members of the committees are appointed annually by the Board to serve at the discretion of the board until their successors are appointed or the earlier of their resignation or removal.

Of the eleven current members of our board of directors, six (Messrs. Oroian, Siegel, Barron, Druckman, Garb and Render) meet the criteria of independence set by the American Stock Exchange for membership on the board of an AMEX listed company ("AMEX independence criteria"). All six also meet the criteria of the SEC for audit committee membership.

AMEX independence criteria provide, among other requirements, that an independent director: (i) cannot be and, over the past three years, cannot have been an officer or employee of the Company and cannot be an immediate family member of such person; (ii) cannot, directly or indirectly, control or be an immediate family member of a person who directly or indirectly controls the Company's management or policies (other than in his position as a director); (iii) cannot receive or, over the past three years, have himself received or have an immediate family member who receives or received from the Company more than $60,000 in any consecutive twelve month period for services other than as one of the Company's directors (or, with respect to an immediate family member, as a Company employee); (iv) cannot be affiliated, or be an immediate family member of a person affiliated with, any organization to which the Company made, or from which the Company received payments (other than those arising solely from investments in the Company's securities or payments under non-discretionary charitable contribution matching programs) that exceed five percent of the organization's consolidated gross revenues for that year, or $200,000, whichever is more, in any of the most recent three fiscal years.

SEC independence criteria, which govern members of and candidates for service on the Audit Committee, provide that an "independent" director cannot be one of the Company's officers or be in a position, directly or indirectly, to control the Company's management or policies (other than in his position as a director). Neither can he or she be, or be affiliated with, a paid consultant or provider of services to the Company.

Audit Committee. The Company's Audit Committee is currently comprised of Messrs. Oroian, Siegel and Garb. Mr. Oroian was elected to serve as chairman. All three current members of the Audit Committee satisfy both the SEC independence criteria and the AMEX independence criteria. The Board has determined that Mr. Oroian, in addition to being "independent", qualifies as an "audit committee financial expert" as defined in Item 407 of Regulation S-B of the Exchange Act. The principal function of the Audit Committee is to assist the Board in monitoring (1) the integrity of the financial statements of the Company, (2) compliance by the Company with legal and regulatory requirements, (3) the independent auditor's qualifications and independence, (4) performance of the Company's independent and, upon establishment of such function, internal auditors, (5) the business practices and ethical standards of the Company and (6) related party transactions. The Audit Committee is also directly responsible for the appointment, compensation, retention and oversight of the work of the Company's independent auditors.

During the fiscal year ended December 31, 2007, the Audit Committee met or acted by unanimous consent on seven occasions. The Board adopted a formal written Audit Committee charter that complies with the requirements of the Exchange Act, the rules and regulations of the SEC and the listing and corporate governance requirements of AMEX. A copy of the charter is available on our website at http://www.zionoil.com/investor-center/corporate-governance.html.

Compensation Committee. The Board also established a Compensation Committee currently comprised of three directors, two of whom, James Barron and Robert Render, satisfy AMEX independence criteria. The third member is Mr. John M. Brown, who serves as committee chairman. The Board has charged the Compensation Committee with the following responsibilities: (i) the review and recommendation to the Board of the terms of compensation, including incentive compensation and employee benefits of the directors and senior officers of the Company; and (ii) the determination of the terms of employee benefit plans (including stock incentive and stock option plans), the granting of awards under the plans and the supervision of plan administrators.

The Company adopted a formal, written compensation committee charter that complies with the requirements of the Exchange Act, SEC rules and regulations and the listing and corporate governance requirements of AMEX. While the AMEX Rules require that, as a general matter, all members of the Compensation Committee meet AMEX independence criteria, an exemption exists for companies during the first year of listing in conjunction with an initial public offering. The exemption provides that, during the first year of listing, only a majority of directors serving on the Compensation Committee of such companies must meet the AMEX independence criteria. Following the first year of listing, an additional exemption to independence is provided under the AMEX rules for membership on a compensation committee comprised of at least three members for one director who does not meet the independence criteria and is not a current officer or employee or an immediate family member of such person. Under this exemption, such person may be appointed to the compensation committee, if the board, under exceptional and limited circumstances, determines that membership on the committee by the individual is in the best interests of the company and its shareholders. Mr. Brown served on the compensation committee during the first year following listing under the first noted exemption. Thereafter, our board determined that it is in the best interests of Zion and its stockholders that Mr. Brown continue to serve on the compensation committee in light of his on-going association with Zion since its founding and his ability to ensure the interest of Zion’s stockholders with respect to compensation decisions. As of January 1, 2008, Mr. Brown is no longer an employee of Zion and serves in no capacity other than as Chairman of the Board.

The Compensation Committee acted by unanimous consent on two occasions during the fiscal year ended December 31, 2007. In this connection it is noted that formal activation of the Compensation Committee commenced only with the listing of our Common Shares on the AMEX in January 2007. A copy of the charter is available on our website at http://www.zionoil.com/investor-center/corporate-governance.html.

Nominating and Corporate Governance Committee. Our board of directors established a Nominating and Corporate Governance Committee currently comprised of three directors, two of whom - Paul Oroian and Kent S. Siegel - satisfy AMEX independence criteria. The other member is John Brown, our chairman and chair of the committee. While the AMEX rules require that, as a general matter, all members of the committee charged with appointing or recommending directors meet AMEX independence criteria, an exemption exists for companies during the first year of their listing in conjunction with an initial public offering. This exemption provides that, during the first year of listing, only a majority of the members of the Nominating Committee must meet AMEX independence criteria. Following the first year of listing, an additional exemption to independence is provided under the AMEX rules for membership on such committee comprised of at least three members for one director who does not meet the independence criteria and is not a current officer or employee or an immediate family member of such person. Under this exemption, such person may be appointed to the nominating committee, if the board, under exceptional and limited circumstances, determines that membership on the committee by the individual is in the best interests of the company and its shareholders. Mr. Brown served on the compensation committee during the first year following listing under the first noted exemption. Thereafter, our board determined that it is in the best interests of Zion and its stockholders that Mr. Brown continue to serve on the nominating and corporate governance committee in light of his on-going association with Zion since its founding and the board’s belief that Mr. Brown’s experience in the industry and vision for the company will contribute to the presentation of appropriate board nominees. As of January 1, 2008, Mr. Brown is no longer an employee of Zion and serves in no capacity other than as Chairman of the board.

We have adopted a formal written charter for the nominating and corporate governance committee, which is available on our website at http://www.zionoil.com/investor-center/corporate-governance.html.

The Nominating and Corporate Governance Committee was established On December 4, 2007. Prior to such time, the Company had a separate nominating committee (the “Nominating Committee”) and a corporate governance committee (the “Corporate Governance Committee”). The activities of each of these separate committees commenced with the listing of our Common Shares on the AMEX in January 2007. The Nominating Committee met on three occasions during the year ended December 31, 2007, the Corporate Governance Committee did not meet during the year ended December 31, 2007. The newly created Nominating and Corporate Governance Committee did not meet during the year ended December 31, 2007. The Board has adopted a formal written charter for the newly created Nominating and Corporate Governance Committee, which is available on our website at http://www.zionoil.com/investor-center/corporate-governance.html.

The Nominating and Corporate Governance Committee is charged with selecting and recommending for the approval of the Board nominees to be submitted to the stockholders for election. The Company adopted a formal written charter for such committee addressing the process for identifying and evaluating nominees. The newly created Nominating and Corporate Governance Committee is in the process of examining and establishing formal written policies respecting the standards and qualifications to be used in identifying director nominees, including policies relating to the consideration of director nominees presented by the Company’s stockholders.

Nominations for the Board Of Directors

The Nominating and Corporate Governance Committee of the Board of Directors will consider director candidates based upon a number of qualifications, including their independence, knowledge, judgment, integrity, character, leadership, skills, education, experience, financial literacy, standing in the community and ability to foster a diversity of backgrounds and views and to complement the Board's existing strengths. In addition, the Nominating and Corporate Governance Committee requires that director candidates have integrity and accountability, informed judgment, peer respect, high performance standards, passion, creativity and support the corporate mission of the Company to assist Israel, the land and its people, in achieving political and economic security through the exploration for and discovery and development of petroleum and other energy resources in Israel.

The Nominating and Corporate Governance Committee shall make every effort to ensure that the Board and its committees include at least the required number of independent directors, as that term is defined by applicable standards promulgated by the AMEX/or the SEC. Backgrounds giving rise to actual or perceived conflicts of interest are undesirable.

The Nominating and Corporate Governance Committee has not relied upon third-party search firms to identify director candidates, but may employ such firms in the future if deemed necessary and appropriate. The Nominating and Corporate Governance Committee may rely upon, receive and review recommendations from a wide variety of contacts, including current executive officers, directors, community leaders, and stockholders as a source for potential director candidates. The Board retains complete independence in making nominations for election to the Board.

The Nominating and Corporate Governance Committee will consider qualified director candidates recommended by stockholders in compliance with procedures that it will establish and subject to applicable inquiries. Stockholders of the Company who beneficially own more than two percent (2%) of the Company's then outstanding shares of common stock may propose nominees for consideration by the Nominating Committee by submitting the names and supporting information to: Mr. John M. Brown, Chairman, Nominating and Corporate Governance Committee, Zion Oil & Gas, Inc., 6510 Abrams Road, Suite 300, Dallas, Texas 75231. A stockholder nomination must contain the following information about the nominee:

•	Name;
•	Age;
•	Business and residence addresses;
•	Principal occupation or employment;
•	The number of shares of the Company's common stock and other Company securities held by the nominee;
•	A resume of his or her business and educational background;
•	The information that would be required under SEC rules in a proxy statement soliciting proxies for the election of such nominee as a director; and
•	A signed consent of the nominee to serve as a director, if nominated and elected.

The nomination should also contain the following information concerning the nominating stockholder:

•	Name
•	Address
•	The number of shares of the Company’s common stock and other securities held by the nominating stockholder.
•	The nature of the holdings – whether directly or beneficially (if beneficially, details of the legal holder and the nature of the beneficial interest should be provided); and
•
Whether the nominating stockholder has any agreement or understanding of any type (written or oral) with any other stockholder concerning the voting of Company shares and, if so, the identity and address of the other parties to the agreement or understanding, the stockholdings of each of the other parties, and the nature of the agreement or understanding.

AUDIT COMMITTEE REPORT

The Company's management has the primary responsibility for the financial statements and the reporting process, including the Company's system of internal controls and disclosure controls and procedures. An independent registered public accounting firm has been engaged to audit the Company's financial statements and express an opinion on the financial statements based on the audit. The Audit Committee oversees (i) the accounting and financial reporting processes of the Company and (ii) the audits of the financial statements of the Company on behalf of the Board. The Audit Committee operates under a written charter adopted by the Board which is available on the Company's website at www.zionoil.com/company/corpgov.html .

The Audit Committee has met and held discussions with management and KPMG Somekh Chaikin, the Company's independent registered public accounting firm. Management represented to the Audit Committee that the Company's financial statements for the year ended December 31, 2007 were prepared in accordance with generally accepted accounting principles. We discussed the financial statements with both management and the independent auditors. We also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards , Vol. 1, AU section 380).

The Audit Committee discussed with the independent auditors the overall scope and plans for the audit. We met with the independent auditors, with and without management, to discuss the results of their examination, the evaluation of the Company's internal controls, and the overall quality of the Company's financial reporting.

We discussed with the independent auditors the auditor's independence from the Company and management, including the independent auditors written disclosures required by Independent Standards Board Standard No. 1 (Independence Discussions With Audit Committees).

Based on the foregoing, we have recommended to the Board of Directors, and the Board approved, that the audited financial statements be included in the Company's Annual Report on Form 10-KSB for the year ended December 31, 2007, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE
Paul Oroian
Kent S. Siegel
Forrest A. Garb

Code of Business Ethics and Conduct

We have adopted a Code of Business Conduct and Ethics that applies to our directors, officers and all employees. The code has been posted on our web site at http://www.zionoil.com/investor-center/corporate-governance.html, and may also be obtained free of charge by writing to Ethics Code, c/o Zion Oil & Gas, Inc., 6510 Abrams Rd., Suite 300, Dallas, Texas 75231. We intend to satisfy the disclosure requirement under Item 10 of Form 8-K regarding an amendment to, or waiver from, a provision of our Code of Business Conduct and Ethics by posting such information on our website, at the address and location specified above.

Stockholder Communications With The Board Of Directors

Although the Company does not have formal procedures for stockholder communication, stockholders of the Company are encouraged to communicate directly with the members of the Board. Persons interested in communicating with the independent directors their concerns or issues may address correspondence to a particular director, or to the independent directors generally in care of the Mr. Kent S. Siegel, Lead Director of the independent director caucus at Zion Oil & Gas, Inc., 6510 Abrams Road, Suite 300, Dallas, Texas 75231. If no particular director is named, letters will be forwarded, depending on the subject matter, to the Lead Director. Company personnel will not screen or edit such communications and will forward them directly to the intended member of the Board.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF THE THREE NAMED NOMINEES TO THE COMPANY'S BOARD OF DIRECTORS. PROXIES RECEIVED IN RESPONSE TO THIS SOLICITATION WILL BE VOTED FOR THE ELECTION OF THE THREE NAMED NOMINEES TO THE COMPANY'S BOARD OF DIRECTORS UNLESS OTHERWISE SPECIFIED IN THE PROXY.

II. AMENDMENT OF THE CERTIFICATE OF INCORPORATION TO
INCREASE THE NUMBER OF SHARES OF COMMON STOCK
THAT THE COMPANY IS AUTHORIZED TO 30,000,000

The Certificate of Incorporation presently authorizes the Company to issue up to 20,000,000 shares of Common Stock. As of Record Date, there were 10,120,893 shares of Common Stock issued and outstanding. We also have approximately 1,161,246 shares of Common Stock reserved for possible future issuance in connection with outstanding options, warrants, and convertible debentures. Many of these shares may never actually be issued. For example, many of the outstanding options and warrants have per share exercise prices well in excess of the current market price of the Common Stock, making their exercise unlikely. Nevertheless, we must keep reserved for future issuance a sufficient number of shares of Common Stock to meet its obligations to issue Common Stock in the event these options or warrants are exercised or convertible debentures are converted. Accordingly, we have available for issuance 8,717,861 shares of Common Stock (as of the Record Date).

On February 1, 2008, as subsequently amended, we filed a Registration Statement with the SEC in connection with a public offering of 2,500,000 units (the “Units”) consisting of one share of our common stock and one common share purchase warrant (exercisable at $7 per share), with each Unit priced at $10. The Unit Offering has a minimum closing requirement of $3,250,000 (325,000 units) (the “Minimum Unit Offering”). Our 2008 Registration Statement has not yet been declared effective by the SEC and sales of Units have not yet commenced. However, if we place the maximum number of Units, then we will have available for issuance 3,642,861 shares of Common Stock.

Because of the limited number of shares of Common Stock available to be issued by the Company, the Board believes it is in the best interest of the Company and the stockholders to amend the Company’s Certificate of Incorporation and the Board has unanimously approved, and voted to recommend that the Stockholders approve, the proposed amendment to the Certificate of Incorporation (in the form attached hereto as Annex A, the "Common Stock Amendment") whereby the number of shares of Common Stock that we would be authorized to issue from time to time would be increased to 30,000,000 shares. If the Common Stock Amendment is approved by the Stockholders at the Annual Meeting, we intend to file the Common Stock Amendment with the Secretary of State of Delaware as soon as reasonably practicable after such approval and it will become effective upon filing.

The additional shares of Common Stock, when issued, would have the same rights and privileges as the shares of Common Stock now issued. There are no pre-emptive rights relating to the Common Stock. Except for issuances in respect of currently outstanding convertible and derivative securities, we do not presently have any agreements, understandings or arrangements regarding the issuance of additional shares of Common Stock. However, the Board of Directors believe the Company will need to secure financing in the near term for working capital, which financing could involve the issuance or reserve for future issuance of additional shares of Common Stock. Our Board of Directors believes that the complexity of modern business financing and acquisition transactions requires greater flexibility in our capital structure than now exists. The Board of Directors believes that an increase in the authorized Common Stock would provide us with increased flexibility in the future to issue capital stock in connection with public or private offerings, stock dividends, financing and acquisition transactions, employee benefit plans and other proper corporate purposes. Moreover, having such additional authorized shares of Common Stock available will give us the ability to issue stock without the expense and delay of a special meeting of stockholders, which delay might deprive us of the flexibility the Board views as important in facilitating the effective use of our stock. Except as otherwise required by applicable law or any applicable stock exchange rules, authorized but unissued shares of Common Stock may be issued at such time, for such purpose and for such consideration as the Board of Directors may determine to be appropriate, without further authorization by stockholders.

Any issuance of additional shares of Common Stock would increase the number of outstanding shares of Common Stock and (unless such issuance was pro-rata among existing stockholders) the percentage ownership of existing stockholders would be diluted accordingly. The dilutive effect of such an issuance could discourage a change in control by making it more difficult or costly. We are not aware of anyone seeking to accumulate Common Stock or obtain control of our company, and have no present intention to use the additional authorized shares to deter a change in control.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE PROPOSAL TO AMEND THE CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK THAT THE COMPANY IS AUTHORIZED TO ISSUE TO 30,000,000.

III. SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected KPMG Somekh Chaikin as independent registered public accounting firm to audit and report upon the consolidated financial statements of the Company for the fiscal year ending December 31, 2008. Although stockholder ratification is not required for the appointment of KPMG Somekh Chaikin since the Audit Committee has the responsibility for appointing the Company’s independent auditors, the appointment is being submitted for ratification with a view toward soliciting the stockholders’ opinions, which the Audit Committee will take into consideration in the future

It is expected that a representative of KPMG Somekh Chaikin will be present at the meeting, will have an opportunity to make a statement if he so desires and will be available to respond to appropriate questions from stockholders.

Principal Accountant Fees and Services

Audit Fees. The aggregate fees billed or to be billed by KPMG Somekh Chaikin for each of the last two fiscal years for professional services rendered for the audit of our annual financial statements, review of financial statements included in our quarterly reports on Form 10-QSB and services that were provided in connection with statutory and regulatory filings or engagements were $134 thousand and $85 thousand for the fiscal years ended December 31, 2007 and 2006, respectively.

Audit-Related Fees. The aggregate fees billed by KPMG Somekh Chaikin for each of the last two fiscal years for assurance and related services that were reasonably related to the performance of the audit or review of the Company's financial statements were $0 and $149 thousand for the fiscal years ended December 31, 2007 and 2006, respectively. The nature of the services performed for these fees was a review of our registration statement and related services in connection with our offering of Common Stock subject of the registration statement declared effective by the SEC on September 26, 2006.

Tax Fees. The aggregate fees billed by KPMG Somekh Chaikin in each of the last two fiscal years for professional services rendered for tax compliance, tax advice and tax planning were $15 thousand and $7 thousand for the fiscal years ended December 31, 2007 and 2006, respectively. The nature of the services performed for these fees was filing of tax returns for our Israeli branch and obtaining certain tax rulings.

All Other Fees. The aggregate fees billed by KPMG Somekh Chaikin in each of the last two fiscal years for products and services other than those reported in the three prior categories were $20 thousand and $2 thousand for the fiscal years ended December 31, 2007 and 2006, respectively. The nature of the services performed for these fees was advisory services related to our SOX 404 documentation and in connection with the establishment of our 2005 Stock Option Plan.

Policy on Pre-Approval of Services Provided by KPMG Somekh Chaikin

Our Audit Committee considers and pre-approves any audit and non-audit engagement or relationship between the Company and any independent accountant. The Audit Committee has delegated to the Chairman of the Audit Committee the authority to pre-approve all audit or non-audit services to be provided by an independent accountant if presented to the full Audit Committee at its next meeting. In accordance with these procedures, the engagement of KPMG Somekh Chaikin to conduct the audit of our 2008 financial statements, was pre-approved by the Chairman of our Audit Committee and approved by the Audit Committee.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF KPMG SOMEKH CHAIKIN AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDED DECEMBER 31, 2008. PROXIES RECEIVED IN RESPONSE TO THIS SOLICITATION WILL BE VOTED FOR THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM UNLESS OTHERWISE SPECIFIED IN THE PROXY.

MISCELLANEOUS

Under the rules of the SEC, stockholder proposals intended to be presented at the Company's 2009 annual meeting of stockholders must be made in accordance with the by-laws of the Company and received by the Company, at its principal executive offices, for inclusion in the Company's proxy statement for that meeting, no later than February 23, 2009. The Board of Directors will review any stockholder proposals that are filed as required and will determine whether such proposals meet applicable criteria for inclusion in its 2009 proxy statement.

The Company will bear the cost of preparing, assembling and mailing the enclosed form of proxy, this Proxy Statement and other material which may be sent to stockholders in connection with this solicitation. In addition to solicitation of proxies by use of the mails, our directors, officers and employees (who will receive no compensation therefore in addition to their regular remuneration) may solicit the return of proxies by telephone, telegram or personal interview.

We will request banks, brokerage houses and other custodians, nominees and fiduciaries to forward copies of the proxy materials to their principals and to request instructions for voting the proxies. We may reimburse such banks, brokerage houses and other custodians, nominees and fiduciaries for their expenses in connection therewith.

COPIES OF OUR ANNUAL REPORT ON FORM 10-KSB FOR THE FISCAL YEAR ENDED DECEMBER 31, 2007, TOGETHER WITH FINANCIAL STATEMENTS AND SCHEDULES, AS FILED WITH THE SEC ARE AVAILABLE TO STOCKHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST ADDRESSED TO SANDRA GREEN, ASSISTANT SECRETARY, ZION OIL & GAS, INC, 6510 ABRAMS ROAD, SUITE 300, DALLAS, TEXAS 75231. Copies of our Annual Report on Form 10-KSB are being mailed to stockholders simultaneously with this Proxy Statement.

The Board of Directors of the Company does not intend to present, and does not have any reason to believe that others intend to present, any matter of business at the meeting other than those set forth in the accompanying Notice of Annual Meeting of Stockholders. However, if other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote any proxies in accordance with their judgment.

By order of the Board of Directors,

/s/ Richard Rinberg

RICHARD RINBERG
Chief Executive Officer

☒ PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY ZION OIL & GAS, INC.

ANNUAL MEETING OF THE STOCKHOLDERS OF
ZION OIL & GAS, INC.
JUNE 23, 2008

The undersigned hereby appoints John M. Brown and Sandra Green, and each of them, jointly and severally, the agents and proxies of the undersigned, each with full power of substitution, to attend the Annual Meeting of the Stockholders of Zion Oil & Gas, Inc. (the “Company”) to be held in the Dan Caesarea Hotel in Caesarea, Israel, on Monday, June 23, 2008, commencing at 2:00 p.m., local time, and any adjournment thereof (the “Meeting”), and to vote all of the stock of the Company, standing in the name of the undersigned on its books as of the close of business on April 29, 2007, and which the undersigned would be entitled to vote, if present, with the same force and effect as if voted by the undersigned and especially to vote said stock with respect to the following matters:
		1. ELECTION OF THREE CLASS III DIRECTORS.	For	With- Hold	For All Except
			☐	☐	☐

Class III Director Nominees
William H. Avery
Yehezkel Druckman
Paul Oroian

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

		2. Proposal to amend the company's certificate of incorporation to increase the number of shares of common stock that the company is authorized to issue to 30,000,000.	For	Against	Abstain
			☐	☐	☐

3. Proposal to ratify and approve the selection of Somekh Chaikin, Certified Public Accountants (ISR.), a member of KPMG International as the Company’s independent registered public accounting firm for the 2007 fiscal year.

			☐	☐	☐

4. Such other matters, related to the foregoing or otherwise, as properly may come before the Meeting or any adjournment thereof. The Board of Directors has advised that at present it knows of no other business to be presented by or on behalf of the Company or its management at the Meeting.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement, dated May 8, 2008.

Please be sure to sign and date	Date
this Proxy in the box below.

Stockholder sign above Co-holder (if any) sign above
+	+

Ã	Detach above card, sign, date and mail in postage paid envelope provided.	Ã
ZION OIL & GAS, INC.
Sign exactly as your name appears on your stock certificate. Where shares are held in the name of two or more persons, all should sign individually. A corporation should sign by authorized officer and affix corporate seal.)

This Proxy will be voted as directed, but if no instructions are specified, this Proxy will be voted FOR the election of the named director nominees and, FOR the amendment of authorized shares, FOR the ratification and approval of the appointment of Somekh Chaikin, Certified Public Accountant (ISR), a member of KPMG International as the Company’s independent registered public accounting firm. In their discretion, the appointed proxies and agents are authorized to vote upon such other business as may properly be presented at the Meeting, including a continuation of the meeting caused by any adjournment or postponement of the meeting. This Proxy is solicited on behalf of the Board of Directors and may be revoked prior to its exercise.

PLEASE ACT PROMPTLY SIGN, DATE & MAIL YOUR PROXY CARD TODAY

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

May 8, 2008

APPENDIX A

PROPOSED AMENDMENT TO THE COMPANY'S
CERTIFICATE OF INCORPORATION
TO INCREASE THE NUMBER OF SHARES OF
COMMON STOCK
AUTHORIZED FOR ISSUANCE TO 30,000,000

Paragraph FOURTH of the certificate of incorporation is hereby amended to read in its entirety as follows:

FOURTH: The total number of shares which the Corporation is authorized to issue is 30,000,000 shares of common stock with a par value of $0.01 per share.

A-1